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                                                                   Exhibit 11.1

                         INTELLIQUEST INFORMATION GROUP, INC.
               STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           For the Three Months
                                                                   Ended
                                                            September 30, 1997
                                                            ------------------
Net income available to common stockholders. . . . . . . . . . .   $ 1,382
                                                                   -------
Weighted average shares outstanding:
  Common stock . . . . . . . . . . . . . . . . . . . . . . . . .     8,390
  Common stock issuable upon exercise of options and warrants. .       197
                                                                   -------

Weighted average common shares and equivalents . . . . . . . . .     8,587

Net income per share . . . . . . . . . . . . . . . . . . . . . .   $   .16
                                                                   -------

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